Exhibit 99.1

East Stone Acquisition Corporation Announces Pricing of Upsized $120 Million Initial Public Offering

NEW YORK, Feb. 19, 2020 (GLOBE NEWSWIRE) -- East Stone Acquisition Corporation (NASDAQ: ESSCU, the “Company”) announced today that it has priced its upsized initial public offering of 12,000,000 units at $10.00 per unit. The units are expected to be listed on The NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “ESSCU” beginning Thursday, February 20, 2020. Each unit consists of one ordinary share, one warrant to purchase one-half of one ordinary share, and one right to receive one-tenth of one ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the ordinary shares, warrants and rights are expected to be listed on NASDAQ under the symbols “ESSC,” “ESSCW,” and “ESSCR,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The underwriters have been granted a 30-day option to purchase up to an additional 1,800,000 units offered by the Company to cover over-allotments, if any.

The offering is expected to close on February 24, 2020, subject to customary closing conditions.

I-Bankers Securities, Inc. acted as sole book running manager and EarlyBirdCapital, Inc. acted as co-manager in the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on February 19, 2020. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting I-Banker Securities, Inc., 535 5th Avenue, Suite 423, New York, New York 10017 at operations@ibsgroup.net.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About East Stone Acquisition Corporation

East Stone Acquisition Corporation is a newly incorporated blank check company incorporated as a British Virgin Islands business company and incorporated for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. Although it is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, the Company believes it is particularly well-positioned to capitalize on growing opportunities created by in the financial technology (fintech) space in North America and Asia-Pacific.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

East Stone Acquisition Corporation

Xiaoma (Sherman) Lu

25 Mall Road, Suite 330

Burlington, MA 01803

sherman@estonecapital.com